Exhibit 3.1.57

Contact Information	Kansas Secretary of State	CK
Kansas Secretary of State	Certificate for a Kansas Limited Partnership
Ron Thornburgh	51
Memorial Hall, 1st Floor
120 S. W. 10th Avenue Topeka, KS 66612-1594 (785) 296-4564 kssos@kssos.org www.kssos.org	All information must be completed or this document will not be accepted for filing.

I HEREBY CERTIFY THIS TO BE A TRUE AND CORRECT COPY OF THE ORIGINAL ON FILE. CERTIFIED ON THIS DATE August 20, 2004 RAN THORNBURGH, SECRETARY OF STATE Do not write in this space

1. Name of the limited partnership:

Cheeseburger-Kansas, Limited Partnership

2. Address of registered office in Kansas:

Address must be a street address. A post office box is unacceptable.

515 South Kansas Ave.	Topeka	Kansas	66603
Street address	City	State	Zip

Name of resident agent at the registered office:

The Corporation Company, Inc.

3. Names and addresses of the general partners:

Name	Street address	City	State	Zip
Cheeseburger In Paradise of	2202 N. West Shore Blvd	Tampa	Florida	33607

4. The latest date upon which the limited partnership is to dissolve:	August	12	2034
	Month	Day	Year

We declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the 12th of August, 2004 by all general partners.
Day Month Year

/s/ Joseph J. Kadow
General partner	General partner
Joseph J. Kadow, Vice President

General partner	General partner

Instructions

Submit this form in duplicate with the $165 filing fee.

Notice: There is a $25 service fee for all returned checks.